EXHIBIT 5
[Sidley Austin Brown & Wood LLP Letterhead]
September 2, 2005
CDW Corporation
200 N. Milwaukee Ave.
Vernon Hills, Illinois 60061

Re:	CDW Corporation Post-Effective Amendment No. 1 to Registration Statement on Form S-8
Ladies and Gentlemen:
     We refer to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, File No. 333-120260 (the “Registration Statement”), being filed by CDW Corporation, an Illinois corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, issuances of shares of the Company’s common stock, par value $.01 per share, pursuant to grants (the “Inducement Grants”) to be made by the Company from time to time to newly hired employees as an inducement to accepting employment with the Company. This opinion letter supplements our opinion letter, dated November 5, 2004 and addressed to the Company, which was filed as Exhibit 5 to the Registration Statement, and related to issuances of Common Stock to be made under the Company’s 2004 Non-Employee Director Equity Compensation Plan.
     In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement, the Post-Effective Amendment, the Restated Articles of Incorporation of the Company and the Amended and Restated By-Laws of the Company. We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     Based upon the foregoing, we are of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

     2. Shares of Common Stock to be issued as an Inducement Grant will be legally issued, fully paid and non-assessable when (i) the Post-Effective Amendment has become effective under the Securities Act, (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares pursuant to such Inducement Grant and (iii) a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor in accordance with the terms of the Inducement Grant.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Shares.
     This opinion letter is limited to the laws of the State of Illinois.
     We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to all references to our firm included in or made a part of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours,
/s/ Sidley Austin Brown & Wood LLP